Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-111541, 333-119410, 333-121965 and 333-127699) of Compass Minerals International, Inc. of our report dated March 15, 2005, except for the reclassifications to the 2004 and 2003 financial statements relating to the effects of the discontinued operation described in Note 13, as to which the date is February 23, 2006, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
Kansas City, Missouri
February 23, 2006